AVAYA INC. EXECUTIVE COMMITTEE
PERFORMANCE RECOGNITION PLAN
As Amended and Restated Effective as of October 1, 2013

Avaya Inc. (the “Company”) previously established the Avaya Inc. Executive Committee 2011 – 2013 Performance Recognition Plan for the benefit of eligible employees of the Company and its subsidiaries. The Company hereby amends and restates the plan and renames it the Avaya Inc. Executive Committee Performance Recognition Plan (the “Plan”). Any term capitalized but not defined in this Plan shall have the meaning assigned to it in the Sierra Holdings Corp. Amended and Restated 2007 Equity Incentive Plan.

1. Purpose of Plan. The Plan is intended to further the interests of the Company and its shareholders by providing cash incentives to selected employees who are expected to be in a position to increase the value of the Company through their efforts. The Plan is intended to be an unfunded plan maintained by the Company and to the extent it provides for deferred compensation it is intended that the Plan be primarily for “a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Plan shall be interpreted and administered consistent with this intent.

2. Administration. The Plan will be administered by the Board of Directors of the Company (the “Board”) and its delegates. The Board and its delegates to the extent of such delegation are referred to as the “Administrator.” As of the Effective Date of this Plan, the Compensation Committee of the Board shall be the Administrator until such time as the Board provides otherwise. The Administrator shall have full authority, subject only to the express provisions of the Plan, to establish written award forms and agreements, construe the terms of the Plan and any award, determine eligibility for any payments under the Plan, and generally do all things necessary to administer the Plan. Any action taken by the Administrator in accordance with the foregoing shall be final and binding on all parties.

3. Eligible Employees. Each employee listed on Exhibit A as amended from time to time shall be eligible to participate in this Plan (each, an “Eligible Employee”) for the performance periods identified in each Eligible Employee’s Award (as defined below). The Administrator shall have the right to amend Exhibit A hereto to add Participants under the Plan, subject to the limitations set forth in Section 4(b) below.

4. Nature of Awards.

(a)    Each award under the Plan (an “Award”) consists of the grant to an Eligible Employee (a “Participant”) of the conditional right to receive a dollar amount credited to the Participant’s account (the “Account”) based on the Company’s performance during the applicable performance periods, and subject to the terms and conditions specified in the Award. The applicable performance periods are (i) fiscal years 2011, 2012 and 2013 (“First Performance Period”), and (ii) fiscal years 2014 and 2015 (“Second Performance Period”). An Account shall be established for each Performance Period. Any Account is solely a recordkeeping entry on the Company’s financial statements. In the event of bankruptcy, a Participant will be a general creditor of the Company with respect to any Award.

(b)    For fiscal years ending before October 1, 2013 and unless provided otherwise in paragraph (c) or (d), the amount credited to a Participant’s Account for a fiscal year will be determined based on the Company’s actual Pre-STIP EBITDA compared to the performance threshold and target for Pre-STIP EBITDA established by the Administrator for the applicable fiscal year (respectively, the “Threshold” and the “Target”), and the related multipliers established by the Administrator for the applicable fiscal year (the “Multipliers”). The Multipliers, Threshold and Target for each fiscal year during the applicable Performance Periods shall be communicated to the Participants within 30 days following the date on which they are established by the Administrator.

For purposes of this Section 4(b), Pre-STIP EBITDA shall mean Management EBITDA (as defined in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010), excluding the impact of payments under the Avaya Inc. Short-term Incentive Plan or any successor plan. For purposes of this Section, Pre-STIP EBITDA shall mean, for fiscal years 2012 and after, Adjusted EBITDA (as defined in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012), excluding the impact of payments under the Avaya Inc. Short-Term Incentive Plan or any successor plan.

The amount credited to a Participant’s Account for a fiscal year shall equal the targeted award (the “Targeted Award”) specified in the Award multiplied by the Multiplier determined based on the Company’s actual performance.

Attainment of Pre-STIP EBITDA between the Threshold and Target levels will result in a pro rata adjustment (based on straight line interpolation) to the Multiplier. If the Pre-STIP EBITDA attained for a fiscal year ending before October 1, 2013 is less than Threshold, no amount shall be credited to any Participant’s Account for such fiscal year.

Effective October 1, 2013 and unless provided otherwise in paragraph (d), the Administrator in its sole discretion will decide how much to credit to the Account of one or more Participants based on any factors the Administrator determines are appropriate regardless of the Company’s performance for the fiscal year. In no event, however, shall the amount credited to a Participant’s Account for any fiscal year exceed 160 percent of that Participant’s Targeted Award.

(c)    For any fiscal year before October 1, 2013 where the actual Pre-STIP EBITDA equals or exceeds Target, the Administrator may in its sole discretion credit an additional amount to the Account of one or more Participants based on any factors the Administrator determines are appropriate, including, but not limited to, individual performance and contribution to the business. In no event, however, shall the amount credited to a Participant’s Account for any fiscal year exceed 160 percent of that Participant’s Targeted Award.

(d)    No amount shall be credited to a Participant’s Account for a fiscal year if the Participant terminates employment (either voluntarily or involuntarily) with the Company and its subsidiaries before the last day of such fiscal year unless (i) such termination of employment is during the Second Performance Period and due to Retirement, or (ii) such termination of employment is during the one year period following a Change of Control and either (A) involuntarily other than for Cause or (B) for Good Reason. If the Participant’s employment with the Company and its subsidiaries involuntarily terminates other than for Cause or voluntarily for Good Reason during the one year period following a Change of Control, a pro rata portion based on the number of months employed during the performance period, of the Targeted Award for such fiscal year shall be credited to the Participant’s Account for that year. If the Participant’s employment with the Company and its subsidiaries terminates due to Retirement during the Second Performance Period, a pro rata portion of the Targeted Award based on the number of months employed during the performance period, would be credited to such Participant’s Account.

(e)    The amounts credited to a Participant’s Account shall not be adjusted or increased by interest.

(f)    The dollar amount of all Awards that may be issued under this Plan shall not exceed $50 million in the aggregate for all Participants.

5. Forfeiture of Awards. Unless previously paid, each Award shall be automatically forfeited, and no payment shall be made with respect thereto, upon termination of the Participant’s employment with the Company and its subsidiaries before the payment date under paragraph 6(a) for any reason, other than (i) death, (ii) Disability, (iii) involuntary termination without Cause, (iv) during the one year period following a Change of Control, voluntary termination for Good Reason, or (v) for the Second Performance Period Awards, Retirement. In addition, a Participant will (a) forfeit any or all rights with respect to the Award or to amounts previously paid under an Award, and (b) be required to pay back any such previously paid amounts, if the Participant breaches any nondisclosure, noncompetition, nonsolicitation or other undertakings in the Award.

6. Payment of Account.

(a)    Unless the Participant terminates employment due to death or Disability, or elects to defer pursuant to paragraph 6(b), his or her First Performance Period Account that has not previously been forfeited, less all applicable withholdings, shall be paid as soon as practicable following the date on which the Administrator certifies the Company’s performance for the fiscal year ending September 30, 2013, and in all events by December 31, 2013. Unless the Participant terminates employment due to death or Disability, or elects to defer pursuant to paragraph 6(b), his or her Second Performance Period Account that has not previously been forfeited, less all applicable withholdings, shall be paid as soon as practicable following the date on which the Administrator certifies the Company’s performance for the fiscal year ending September 30, 2015, and in all events by December 31, 2015. If a Participant terminates employment due to death or Disability, his or her Account not previously forfeited, less all applicable withholdings, shall be paid as soon as practicable following the date of death or Disability and in all events by the 15th day of the third calendar month following death or Disability.

(b)     A Participant may elect to defer payment of his or her Account under an Award by making a written election, in a form prescribed by the Administrator, to defer receipt of such amount (a “Deferral Election”) and delivering it to the Administrator not later than the 30th day following the date the Award is granted. Thereafter, a Participant may make a Deferral Election or change an existing Deferral Election by delivering a new Deferral Election to the Administrator in accordance with procedures established by the Administrator; provided that (i) the new Deferral Election is made at least 12 months before the Account under an Award would otherwise have been paid, and (ii) distribution of the Account under the new Deferral Election shall commence not earlier than five years after the distribution would otherwise have begun. A Deferral Election shall remain effective until the Participant terminates or modifies such election by written notice to the Administrator.

(c)    Each Participant has the right to designate one or more persons, trusts or, with the Administrator’s approval, other entity as the Participant’s beneficiary (“Beneficiary”) to whom benefits under this Plan will be paid in the event of the Participant’s death before distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation will be in a written form prescribed by the Administrator and will be effective only when filed with the Administrator during the Participant’s lifetime. Any Beneficiary designation may be changed by a Participant without the consent of any Beneficiary by the filing of a new Beneficiary designation with the Administrator. Filing a Beneficiary designation as to any benefits available under the Plan revokes all prior Beneficiary designations effective as of the date such Beneficiary designation is received by the Administrator. In the absence of an effective Beneficiary designation, or if all Beneficiaries predecease the Participant, the Participant’s estate will be the Beneficiary.

7. No Funding. The Company intends that the Plan constitute an “unfunded” plan for tax purposes and for purpose of Title 1 of ERISA; provided that the Board or the Administrator may authorize the deposit of cash or other property into a trust (whether existing or newly established), or make other arrangement to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the unfunded status of the Plan, unless the Board or the Administrator determines otherwise with the consent of each Participant.

8. Transferability. The Plan shall be binding on the Company and its successors and assigns. Awards may not be transferred, pledged, hypothecated, assigned or otherwise disposed of, and any attempt to do so shall result in immediate termination of the Award.

9. Amendment and Termination. Either the Board or the Administrator may amend or terminate the Plan or any Award at any time, but no such action shall adversely affect the rights of any Participant with respect to an Award held by such Participant at the time of such change, without such Participant's consent.

10. Governing Law. The Plan shall be governed by and interpreted under the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

Exhibit A
Eligible Employees
The following employees were eligible prior to October 1, 2013:
Mohamad Ali
Steven Bandrowczak
Alan Baratz
James Chirico
Pamela Craven
Christopher Formant
Roger Gaston
Stephen Gold
J. Joel Hackney
Kevin Kennedy
Anthony Massetti
Thomas Mitchell
Brett Shockley
Fariborz Ebrahimi
Gary Barnett
David Vellequette
Marc Randall
Michael Runda
Pierre-Paul Allard
Jarislow Glembocki
The following employees were eligible effective October 1, 2013:
James Chirico
Pamela Craven
Roger Gaston
Kevin Kennedy
Brett Shockley
Fariborz Ebrahimi
Gary Barnett
David Vellequette
Marc Randall
Michael Runda
Pierre-Paul Allard
Jarislow Glembocki

Exhibit B
Pre-Established Performance Targets
The pre-established performance targets (expressed in $M) for Pre-STIP EBITDA are:

Fiscal Year	Threshold	Target
FY11	$820	$994
FY12	$1,017	$1,221
FY13	$973	$1,143
FY14